                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   SCHEDULE TO

            TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                          RUSS BERRIE AND COMPANY, INC.
                       ----------------------------------
                       (NAME OF SUBJECT COMPANY (ISSUER))


                          RUSS BERRIE AND COMPANY, INC.
                          -----------------------------
                            (NAME OF FILING PERSON)


             VARIOUS CLASSES OF OPTIONS TO PURCHASE COMMON STOCK,
                         STATED VALUE $0.10 PER SHARE
             ----------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                       N/A
                      -------------------------------------
                      (CUSIP NUMBER OF CLASS OF SECURITIES)


                                 ANGELICA BERRIE
                             CHIEF EXECUTIVE OFFICER
                          RUSS BERRIE AND COMPANY, INC.
                                 111 BAUER DRIVE
                            OAKLAND, NEW JERSEY 07436
                                 (201) 337-9000
               ---------------------------------------------------
                 (NAME, ADDRESS, AND TELEPHONE NUMBER OF PERSON
               AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS ON
                            BEHALF OF FILING PERSON)


                                 with a copy to:

                                KAYE SCHOLER LLP
                                 425 PARK AVENUE
                            NEW YORK, NEW YORK 10022
                       ATTENTION: JOEL I. GREENBERG, ESQ.
                                 (212) 836-8000


                            CALCULATION OF FILING FEE


================================================================================

    TRANSACTION VALUATION                             AMOUNT OF FILING FEE

================================================================================
           N/A                                                 N/A

--------------------------------------------------------------------------------

|_| Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     Amount Previously Paid: N/A                  Form or Registration No.: N/A
     Filing Party: N/A                            Date Filed: N/A

|X| Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.


Check the appropriate boxes below to designate any transactions to which the statement relates:

|_|  third-party tender offer subject to Rule 14d-1.


|X|  issuer tender offer subject to Rule 13e-4.

|_|  going-private transaction subject to Rule 13e-3.

|_|  amendment to Schedule 13D under Rule 13d-2.


Check the following box if the filing is a final amendment reporting the results of the tender offer: |_|
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                                  EXHIBIT INDEX

EXHIBIT NO.      DESCRIPTION
-----------      -----------

99.1 Text of Press Release, dated May 7, 2004, describing authorization of Russ Berrie and Company, Inc. tender offer for various classes of stock options.

99.2             Notice to RUSS Optionholders dated May 7, 2004